PRINTCAFE SOFTWARE INC. ANNOUNCES ADOPTION OF SHAREHOLDER
RIGHTS PLAN
Pittsburgh, Pennsylvania, February 13, 2003 - Printcafe Software, Inc. (Nasdaq:
PCAF) announced that a Special Committee of its Board of Directors approved the declaration of a dividend distribution of one Right on each outstanding share of its Common Stock. The Rights become exercisable if a Person or group of affiliated or associated Persons hereafter acquires beneficial ownership of 15 percent or more of the outstanding shares of Common Stock and other voting securities (the "Voting Securities") of Printcafe or announces a tender offer or exchange offer for 15 percent or more of the outstanding Voting Securities. The Board of Directors will be entitled to redeem the Rights at $.001 per Right at any time before any such Person or group hereafter acquires beneficial ownership of 15 percent or more of the outstanding Voting Securities.

The Rights are designed to assure that all stockholders of Printcafe receive fair and equal treatment in the event of any sale or proposed takeover of Printcafe and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of Printcafe without paying all stockholders a fair price or through other means that otherwise treat stockholders unfairly.

If a person hereafter acquires beneficial ownership of 15 percent or more of the outstanding Voting Securities of Printcafe (the "Acquiring Person"), each Right will entitle its holder, except any such Acquiring Person whose Rights shall become null and void, to purchase, at an exercise price of $6.80, a number of shares of Common Stock having a market value at that time of twice the Right's exercise price. Subject to certain exceptions, existing stockholders that would otherwise become Acquiring Persons upon adoption of the Rights Agreement are considered Grandfathered Stockholders and are not Acquiring Persons, unless after such date they acquire beneficial ownership of additional Voting Securities or exercise a contractual right to acquire Voting Securities or enter into a new agreement to acquire or vote Voting Securities beneficially owned by them. Before any such Acquiring Person shall become the beneficial owner of 75% or more of the total voting power of the aggregate of all shares of Voting Securities then outstanding, the Board of Directors may exchange each Right (other than Rights that previously have become void as described above) in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment in certain events). If Printcafe is acquired in a merger or other business combination transaction after a Person or group of affiliated or associated Persons acquires beneficial ownership of 15 percent or more of Printcafe's outstanding Voting Securities, each Right (except Rights that previously have been voided as described above) will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the common stock or other equity interest of the ultimate parent of such acquiring entity having a market value at that time of twice the Right's exercise price.

The dividend distribution is payable to stockholders of record on February 14, 2003. The Rights will expire in ten years. The adoption of the Rights Agreement is not taxable to stockholders or the Company.


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About Printcafe Software, Inc.
------------------------------
Printcafe Software, Inc. is a leading provider of software solutions designed specifically for the printing industry supply chain. Our enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to lower costs and improve productivity. Printcafe's procurement applications for print buyers integrate with our software solutions designed for printers to facilitate Web-based collaboration.

Printcafe's software solutions for the printing industry have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000 including AOL Time Warner, Hewlett-Packard, and General Motors. Printcafe has formed strategic alliances with Creo Inc., and a subsidiary of A.T. Kearney, an EDS Company.

Statements in this press release that are not historical facts, including those statements that refer to Printcafe's revenue growth, plans, prospects, expectations, financial projections, strategies, intentions, and beliefs, are forward-looking statements. These forward-looking statements are based on information available to Printcafe today, and Printcafe assumes no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, market acceptance of Printcafe's products and services, the length of the sales cycle for Printcafe's products, the slowdown in the economy, the amount of Printcafe's outstanding indebtedness and the need to raise additional capital, the ability to develop and sell new products, and Printcafe's relationship with Creo, Inc., and other risk factors that are described in more detail in our Prospectus dated June 18, 2002, as filed with the Securities and Exchange Commission, and our other filings with the Securities and Exchange Commission.